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                                                     Exhibit 10(iii).10

                                  SAFEWAY INC.
                                   BONUS PLAN
                              CAPITAL PERFORMANCE

A bonus will be calculated according to the Corporation's Capital Performance, defined in terms of the return on investment (ROMV) generated by new stores and remodel projects that have been (1) completed and audited in the current year and (2) completed and audited two years earlier under this program.

Actual capital performance results will be compared to the RE-45 projected capital performance results. The RE-45 is the financial justification, established by the Real Estate Committee, for store openings, expansions (considered new stores when adding 8,000 square feet or more) and major remodels.

Bonus Based on First Year Audit Results: The return on each completed project will be audited separately and will be based on the actual results compared with the first year RE-45 projected ROMV over a twenty week period beginning thirteen full periods after the new store completion date and from two to six to twelve full periods after the remodel project completion date. (Wherever seasonality is a factor in any capital project, the results will be adjusted to reflect a full year's performance.) In order to earn a bonus under the first year audit results there must be a sufficient number of projects to be completed and/or capital budget expense during a bonus period. To the extent, the year's capital program is insufficiently large to justify paying a bonus, the Corporate Compensation Committee will provide a fair and equitable alternative. The bonus is awarded only if the Corporation's new store and remodel cost does not exceed 10% of the sum of the projects authorized.

Bonus Based on Third Year Audit Results: The return on each completed new store and remodel project will be reaudited separately two years after the initial audit and will be based on the current actual results measured over the same twenty week time frame the initial audit covered and will be compared with the third year RE-45 projected ROMV.

The established rates of return on investment (the hurdle rate) will be set at 25% IRR (Internal Rate of Return) for new stores and 30% IRR for remodel projects but are subject to change.

Individual projects are labeled either as defensive or offensive investments. For an offensive project, the measurement of performance is based on converting the RE-45 projected ROMV to an adjusted, projected ROMV. The adjustment factor used is equal to the hurdle rate divided by the projected IRR. In the case of a defensive project an adjustment is not applicable.

An average target ROMV, weighted by each project's planned capital expenditure, is calculated for all projects to be measured in a bonus year. Minimum and maximum ROMV targets which serve to set the parameters around which bonus payments are made are calculated as follow.
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                                                   Exhibit 10(iii).10 continued

A minimum target for a remodel project is established by adjusting planned incremental cash flow downward by 10/30 and determining the resulting ROMV.
For a new store incremental cash flow is reduced by 10/25. The overall minimum target is a weighted average of these lower ROMVs for all projects to be measured.

A maximum target for a remodel project is established by adjusting planned incremental cash flow upward by 5/30 and determining the resulting ROMV. For a new store incremental cash flow is increased by 5/25. The overall maximum target is a weighted average of these higher ROMVs for all project's to be measured.

The actual ROMV for each project is determined by comparing annualized net cash flow to annualized net assets. For seasonal projects, the annualized cash flow is adjusted by a factor that accounts for the seasonality found in the periods being measured. The overall ROMV is weighted by the individual projects planned spending to total planned spending.

The capital maximum bonus potential varies by position and ranges from 18% to
30%.   The calculation for each year is separate (1st and 3rd year results) and is equally divided into two components. In the case of real estate executives who are new in their position since the earlier of the two years being measured, the entire capital bonus is based on the 1st year calculation.